Exhibit 99

9503 East 33rd Street
Indianapolis, IN 46235-4207
(800) CELADON
(317) 972-7000

For more information:	FOR RELEASE
Craig M. Koven	April 23, 2008
Communications Manager	4:01 p.m. ET
(800) CELADON Ext. 7041
(317) 972-7041 Direct
(317) 408-4859 Mobile
ckoven@celadongroup.com

CELADON GROUP REPORTS THIRD QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NASDAQ: CLDN) today reported its financial and operating results for the three and nine months ended March 31, 2008, the third fiscal quarter of the company’s fiscal year ending June 30, 2008.

For the quarter, revenue increased 15.4% to $138.9 million in the 2008 quarter from $120.4 million in the 2007 quarter. Freight revenue, which excludes fuel surcharges, was up 6.8% to $112.4 million in the 2008 quarter from $105.2 million in the 2007 quarter. Pre-tax income decreased to $1.1 million in the 2008 quarter from $6.6 million for the same quarter last year. Earnings per diluted share decreased to $0.01 in the 2008 quarter from $0.17 for the same quarter last year.

For the nine months ended March 31, 2008, revenue increased 10.9% to $411.3 million in 2008 from $371.0 million for the same period last year. Freight revenue was up 6.4% to $340.8 million in 2008 from $320.3 million for the same period last year. Net income decreased 74.3% to $4.4 million in 2008 from $17.1 million for the same period last year. Earnings per diluted share decreased to $0.19 from $0.72 the same period last year.

Chairman and CEO Steve Russell commented on the quarter, “Record diesel fuel prices, which soared late in the quarter, adversely affected earnings per share by ten cents compared with the prior year’s quarter. The lower U.S. dollar compared with the Canadian dollar hurt earnings by three cents per share, and a higher tax rate represented a one cent impact on earnings per share.

“There have been, however, meaningful positive developments. Rates have stabilized after four quarters of declines, and showed a slight increase sequentially, with the March 2008 quarter at $1.501 from the December 2007 level of $1.499. We believe that an increase in competitors exiting the business, a major decline in new truck builds, and the continued export of relatively new trucks overseas has begun to reduce supply in the industry. Further, we improved our average miles per tractor per week by 1.1% in the 2008 quarter, to 1,984 in the 2008 quarter, from 1,962 in the prior year March quarter. Our freight revenue per truck per week was relatively flat, despite the difficult operating environment.

“Diesel fuel prices, based on the U.S. Department of Energy reports, in the current March quarter were 99 cents per gallon higher, on average, than in last year's March quarter. The bigger issue has been the approximately 60 cents per gallon increase in diesel prices during the current March quarter from the first day of January compared with the last day of March. Due to the lag between the timing of fuel cost increase and the delay in the timing of the recovery from the customer through fuel surcharges, we had a lower than normal recovery percentage of the increased diesel fuel prices. This is typical in rising diesel fuel environments.

“We believe that the softer freight environment and escalating diesel fuel prices are resulting in more highly leveraged truckload carrier failures. An increased number of trucking failures combined with a significantly lower level of Class 8 truck builds should improve the supply and demand balance in the truckload industry over the next few quarters.

“Our balance sheet and borrowing capacity continue to be strong. At the end of March, our balance sheet reflected $97 million in borrowings and capitalized leases and $141 million of total stockholders' equity. As mentioned on the last earnings call, our primary credit facility has been increased to $70 million, with a $20 million accordion feature, and extended for a new five year term. Based on these factors, we believe Celadon is well-positioned to weather what we view as a temporary economic low point."

Conference Call Information

An investor conference call is scheduled for Thursday, April 24, at 10:00 a.m. ET. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 800-706-7741 (international calls 617-614-3471) pin number 61650706 a few minutes prior to the start time. A replay will be available through June 24 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 76106502.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon’s Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. In this press release, the statement relating to capitalizing on a growing fleet resulting from additional seated trucks and perceived benefits thereof is a forward-looking statement.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.
- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2008 and June 30, 2007
(Dollars in thousands except share and par value amounts)

	March 31, 2008	June 30, 2007
	(unaudited)
A S S E T S

Current assets:
Cash and cash equivalents	$2,584	$1,190
Trade receivables, net of allowance for doubtful accounts of $1,042 and $1,176 at March 31, 2008 and June 30, 2007	64,961	59,387
Prepaid expenses and other current assets	12,715	10,616
Tires in service	3,509	3,012
Equipment held for resale	7,607	11,154
Income tax receivable	2,596	1,526
Deferred income taxes	1,625	2,021
Total current assets	95,597	88,906
Property and equipment	257,728	240,898
Less accumulated depreciation and amortization	63,552	44,553
Net property and equipment	194,176	196,345
Tires in service	1,393	1,449
Goodwill	19,137	19,137
Other assets	1,395	1,076
Total assets	$311,698	$306,913

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$7,409	$7,959
Accrued salaries and benefits	10,731	11,779
Accrued insurance and claims	8,485	6,274
Accrued fuel expense	10,445	6,425
Other accrued expenses	12,665	12,157
Current maturities of long-term debt	8,630	10,736
Current maturities of capital lease obligations	6,431	6,228
Total current liabilities	64,796	61,558
Long-term debt, net of current maturities	38,175	28,886
Capital lease obligations, net of current maturities	43,760	48,792
Deferred income taxes	24,240	20,332
Minority interest	25	25
Stockholders’ equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,686,792 and 23,581,245 shares at March 31, 2008 and June 30, 2007	782	778
Treasury stock at cost; 1,837,120 shares at March 31, 2008	(12,665)	---
Additional paid-in capital	94,817	93,582
Retained earnings	58,717	54,345
Accumulated other comprehensive loss	(949)	(1,385)
Total stockholders’ equity	140,702	147,320
Total liabilities and stockholders’ equity	$311,698	$306,913

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended March 31,		For the nine months ended March 31,
	2008	2007	2008	2007
Revenue:
Freight revenue	$112,401	$105,162	$340,779	$320,281
Fuel surcharges	26,489	15,238	70,499	50,717
	138,890	120,400	411,278	370,998

Operating expenses:
Salaries, wages, and employee benefits	40,231	35,829	117,396	107,558
Fuel	41,421	27,547	112,466	84,921
Operations and maintenance	9,832	8,321	27,434	23,573
Insurance and claims	3,656	3,299	11,704	10,829
Depreciation and amortization	8,408	6,679	23,833	14,163
Revenue equipment rentals	6,376	7,281	20,025	25,301
Purchased transportation	19,362	16,908	62,927	53,059
Costs of products and services sold	1,426	1,480	4,862	5,342
Professional and consulting fees	585	537	1,725	1,524
Communications and utilities	1,302	1,248	3,785	3,549
Operating taxes and licenses	2,318	2,136	6,718	6,385
General and other operating	1,647	1,515	5,276	4,556
Total operating expenses	136,564	112,780	398,151	340,760

Operating income	2,326	7,620	13,127	30,238

Other (income) expense:
Interest income	(77)	(1)	(102)	(16)
Interest expense	1,266	996	3,777	2,058
Other (income) expense, net	42	35	152	39
Income before income taxes	1,095	6,590	9,300	28,157
Provision for income taxes	946	2,660	4,927	11,049
Net income	$149	$3,930	$4,373	$17,108

Earnings per common share:
Diluted earnings per share	$0.01	$0.17	$0.19	$0.72
Basic earnings per share	$0.01	$0.17	$0.19	$0.73
Average shares outstanding:
Diluted	21,910	23,739	22,852	23,657
Basic	21,722	23,483	22,607	23,391

Key Operating Statistics

	For the three months ended March 31, 2008	For the three months ended March 31, 2007
Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile (*)	$1.501	$1.524
Average revenue per total mile (*)	$1.341	$1.368
Avg. revenue per tractor per week (*)	$2,661	$2,682
Average miles per tractor per week	1,984	1,962
Average tractors (**)	2,713	2,553
Tractors at end of period (***)	3,010	2,972
Trailers at end of period (***)	8,927	8,109
Operating Ratio (*)	97.9%	92.8%

*	Excluding fuel surcharges.
**	Excludes tractors operated by our Mexican subsidiary, Jaguar.
***	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

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